Exhibit 10.2

Executive Incentive Plan

Adopted, as amended,
August 14, 2007

Overview

The EXACT Sciences Executive Incentive Plan has been designed to be an effective management tool that will bring focus to the company’s fiscal year objectives and incentivize performance to not just meet, but accelerate and overachieve the accomplishment of those objectives. The plan is based on specific and measurable objectives for both the company and each individual participant, with performance against those to be weighted equally. As a financial incentive, each executive will have a significant percentage of their annual total compensation tied to meeting the corporate and individual objectives that have been established for the year with the opportunity to receive greater payouts for overachievement.

Participation

In order to be eligible to participate in the Executive Incentive Plan for a given plan year, an executive must meet the following criteria:

•                  Be an employee of EXACT Sciences and hold the position of CEO, President or Vice President

•                  Have a hire date not later than July 1st for such year and have worked at least 1040 hours of a given plan year

•                  Be an employee in good standing as of December 31st of a given plan year

•                  Executives hired between February 1st and June 30th of a given plan year will have bonus amounts earned, if any, prorated to the number of full months of employment during the plan year

•                  If an executive does not meet the preceding criteria, they may still be allowed to participate in the plan under any such terms as approved by the Compensation Committee

Methodology

Objectives

The EXACT Sciences Executive Incentive Plan includes setting objectives for both the corporation and for each executive individually. The Board of Directors reviews and approves corporate objectives for the fiscal year. Achievement of these objectives drives the corporate component of the plan. Working with the CEO and President, each executive will prepare individual functional unit objectives as appropriate and as directed by the CEO and President and such individual objectives will also serve as a key basis for any cash payments under the plan. It is understood that plans and objectives may change dynamically and need to be updated and that key achievements may occur that were not initially envisioned. Such factors will be considered as the plan is reviewed at year-end.

Performance Assessment

The Board of Directors will regularly review overall corporate performance against objectives, with the Compensation Committee doing periodic reviews of individual executive performance. After the end of each fiscal year, the Compensation Committee working with the full Board will make a determination of the level of corporate performance for the year. The CEO and President will assess the performance of each executive and make a recommendation regarding a payout under this plan to the Compensation Committee for approval. CEO and President performance will be determined by the Compensation Committee and the Board of Directors. Individual performance is determined both against written functional area objectives and by subjective performance assessment.

Payouts

In order to achieve any payouts under the plan, it is first necessary for the company to hit the majority of its corporate objectives. Upon achieving this threshold, payouts are then divided into two distinct, but related components: Corporate performance and Individual performance. The Compensation Committee may recommend to the full Board to vary the payout formulae below based on the corporate objectives achieved and those not achieved, if any. For example, the Compensation Committee may determine that despite having achieved a majority of the corporate objectives, the overall performance or status of the Company is such that payouts may be increased, reduced or eliminated altogether.

Corporate Performance

For assessment, corporate performance is divided into three levels of approximately 60%, 80% or 100% of objectives achieved.

Payouts for corporate performance may be made in cash or common stock at the discretion of the Compensation Committee. The amount of the payout for corporate performance will be based on a value calculated as a multiple of an executive’s individual performance cash payout according to the following matrix:

Performance Level Corporate	Calculation for Value of Payout
100% (i.e., 5/5 objectives achieved)	2.5 times Individual Cash Payout
80% (i.e., 4/5 objectives achieved)	2.0 times Individual Cash Payout
60% (i.e., 3/5 objectives achieved)	No Multiplier of Cash Payout

In the event that that the Compensation Committee determines to use common stock for payouts for corporate performance, the stock grants will be made pursuant to the corporation’s stock option and incentive plan. It is intended that there be no restrictions upon the sale of the stock except for quiet periods and other restrictions that may be imposed by applicable securities laws. If an employee terminates his or her employment before the date of grant of any stock or cash award, the stock or cash award is forfeited, unless otherwise determined by the Compensation Committee.

Individual Performance

For assessment, individual performance is divided into three levels: Outstanding, Above Expectations, and Effective. Under the plan, an individual must perform to be rewarded. No incentive payouts will be made to individuals who do not achieve at least an effective level of performance regardless of the level of corporate performance.

Payouts for individual performance are made in cash according the following matrix:

Performance Level
Individual	CEO / President	SVP	VP
Outstanding	$60-$70	$40-$50	$30-$35
Above Expectations	$50-$55	$30-$35	$20-$25
Effective	$15-$35	$7.5-$25	$5-$15

*                    all amounts in ‘000’s

Total Compensation

The following table shows the range of total compensation available under the plan:

		CEO/President			SVP			VP
Performance Level		Ind. Award	Corp. award		Ind. Award	Corp Award		Ind. Award	Corp Award
Corp	Individual	$	$	Total $	$	$	Total $	$	$	Total $
	Outstanding	60-70	150-175	210-245	40-50	100-125	140-175	30-35	75-87.5	105-122.5
100%	Above Expectations	50-55	125-137.5	175-193	30-35	75-87.5	105-122.5	20-25	50-62.5	70-87.5
	Effective	15-35	37.5-87.5	52.5-122.5	7.5-25	18.8-62.5	26-87.5	5-15	12.5-37.5	17.5-52.5
	Outstanding	60-70	120-140	180-210	40-50	80-100	120-150	30-35	60-70	90-105
80%	Above Expectations	50-55	100-110	150-165	30-35	60-70	90-105	20-25	40-50	60-75
	Effective	15-35	30-70	45-105	7.5-25	15-50	22.5-75	5-15	10-30	15-45
	Outstanding	60-70	0	60-70	60-70	0	60-70	30-35	0	30-35
60%	Above Expectations	50-55	0	50-55	50-55	0	50-55	20-25	0	20-25
	Effective	15-35	0	15-35	15-35	0	15-35	5-15	0	5-15

*                    all amounts in ‘000’s

The following example shows a potential total compensation calculation for a Vice President assuming that corporate performance awards are made in common stock:

Assumptions:	Company achieves 80% of objectives
	Individual performance is rated as Outstanding at highest end of cash payout range
	Common stock price on first vest date is $10.00
	Common stock price on second vest date is $20.00

Cash Payout:	$35,000

Stock Payout:	$70,000 Total Value

Total Compensation:	$105,000

# of Shares Granted:	3,500 on first vest date	($70,000 ÷ 2 ÷ $10.00)
	1,750 on second vest date	($70,000 ÷ 2 ÷ $20.00)

Timing

It is anticipated that the Compensation Committee will review corporate and individual performance under this plan with the Board of Directors at its January meeting. After that review and pending final approval of awards by the Committee, cash awards under this plan, if any, will generally be made as of the third Thursday in February of the year following the applicable fiscal year. Awards made in stock will be made according to the company’s stock option policies and granting procedures.

Plan Changes

At any time in any given plan year, the CEO and President with the approval of the Compensation Committee or the Compensation Committee acting in its sole discretion may alter any terms of the Executive Incentive Plan. In particular, if the financial resources of the company are inadequate to support the plan regardless of performance, payouts may be restructured using equity, deferred to such future date when financial resources can appropriately accommodate them or eliminated altogether.